Exhibit 99.2
MedAvail Announces Pricing of $50 Million Private Placement

Mississauga, Ontario and Phoenix, AZ—March 31, 2022— (Nasdaq: MDVL)— MedAvail Holdings, Inc. (“MedAvail”), a technology-enabled retail pharmacy company, today announced it has entered into a definitive securities purchase agreement for the sale of common stock and warrants to purchase common stock in a private placement with certain institutional and other accredited investors for gross proceeds to MedAvail of $50 million, before deducting placement agent commissions and other offering expenses.

Pursuant to the terms of the securities purchase agreement and following the completion of all closings of the private placement, MedAvail will issue approximately 47.1 million shares of common stock and warrants to purchase approximately 23.5 million shares of common stock. The shares of common stock will be sold for a price of $1.0625 per share. Each purchaser will also receive a warrant to purchase 50% of the number of shares purchased under the securities purchase agreement by such purchaser. The warrants will have a per share exercise price of $1.25 and will be exercisable by the holder at any time on or after the issuance date for a period of five years. In addition, the warrant terms provide MedAvail with a call option to force the warrant holders to exercise up to two-thirds of the warrant shares subject to each warrant, with one-third of the warrant shares being callable beginning on each of the 12 month and 24 month anniversaries of the warrant issuance dates, in each case until the expiration of the warrants, and subject to the satisfaction of certain pricing conditions relating to the trading of MedAvail’s shares. If all warrants that are sold and issued in the private placement following the completion of all closings are fully exercised, then MedAvail would receive gross proceeds of approximately $29.4 million.

The private placement is expected to have a first close on or about April 1, 2022, subject to the satisfaction of customary closing conditions. Additional details regarding the private placement will be included in a Form 8-K to be filed by MedAvail with the Securities and Exchange Commission (“SEC”).

MedAvail intends to utilize the net proceeds for general corporate purposes and to fund its strategic initiatives.

The securities to be sold in the private placement have not been registered under the Securities Act of 1933, as amended (the “Securities Act”) or any state or other jurisdiction’s securities laws, and may not be resold absent registration under, or exemption from registration under, the Securities Act. MedAvail has agreed to file a registration statement with the SEC registering the resale of the shares of common stock to be issued and sold in the private placement, together with the shares of common stock underlying the warrants issued in the private placement, within 60 days of the applicable closing of the private placement in which such securities were purchased.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction.

Cowen acted as the placement agent for the private placement. Lake Street acted as financial advisor.

About MedAvail
MedAvail Holdings, Inc. (NASDAQ: MDVL) is a technology-enabled pharmacy organization, providing turnkey in-clinic pharmacy services through its proprietary robotic dispensing platform, the MedAvail MedCenter, and home delivery operations, to Medicare clinics. MedAvail helps patients to optimize drug adherence, resulting in better health outcomes. Learn more at www.medavail.com.

Forward-Looking Statements
All statements in this press release that are not historical are forward-looking statements, including, among other things, statements relating to the MedAvail’s expectations regarding the expected gross proceeds from, and the timing of the expected closing of, the private placement. These statements are not historical facts but rather are based on the MedAvail’s current expectations, estimates, and projections regarding its business, operations and other similar or related factors. Words such as “may,” “will,” “could,” “would,” “should,” “anticipate,” “predict,” “potential,” “continue,” “expect,” “intend,” “plan,” “project,” “believe,” “estimate,” and other similar or related expressions are used to identify these forward-looking statements, although not all forward-looking statements contain these words. You should not place undue reliance on forward-looking statements because they involve known and unknown risks, uncertainties, and assumptions that are difficult or impossible to predict and, in some cases, beyond the MedAvail’s control. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described in the MedAvail’s filings with the SEC, including but not limited to risks discussed under the heading "Risk Factors" in MedAvail’s Annual Report on Form 10-K, filed with the SEC on March 29, 2022, and other filings MedAvail makes with the SEC in the future. MedAvail undertakes no obligation to revise or update information in this release to reflect events or circumstances in the future, even if new information becomes available.

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Contacts:
Investor Relations
Caroline Paul
Gilmartin Group
ir@medavail.com

SOURCE MedAvail Holdings, Inc.